Exhibit 23.5

Execution Copy

November 26, 2007

Ms. Julia Huang

Chief Executive Officer

ChinaEdu Corporation

12th Floor, Capital Times Square,

No. 88, Xichangan Street,

Beijing, 100031, P.R. China

Subject:	WRITTEN CONSENT TO REFERENCE AMERICAN APPRAISAL CHINA

LIMITED VALUATION IN F-1 FILING OF CHINAEDU CORPORATION

Dear Ms. Huang:

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports (the “Reports”) addressed to the board of ChinaEdu Corporation (the “Company”) in the Company’s Registration Statement on Form F-l (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

In giving our opinion of values, we relied on the accuracy and completeness of the financial statements and other data provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. Our valuation reports are one component used by the Company in reaching its determination as to fair value.

Yours faithfully,

/s/American Appraisal
AMERICAN APPRAISAL CHINA LIMITED

Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management